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                                                                  EXHIBIT 11(b)1

[HIBERNIA LOGO]


April 27, 1998

J. Fred Johnson
Executive Vice President,
Treasurer & Chief Financial Officer
Piccadilly Cafeterias, Inc.
3232 S. Sherwood Forest Blvd.
Baton Rouge, LA 70821-2467

RE: Commitment Letter for $100,000,000 Senior Credit Facility

Dear Fred:

You have advised us that Piccadilly Cafeterias, Inc. (the "Borrower") seeks financing to refinance existing indebtedness, to finance the acquisition of Morrison Restaurants, Inc. (the "Target"), for ongoing working capital requirements and other general corporate purposes. Attached hereto is a Summary of Terms and Conditions (the "Term Sheet") describing the general terms and conditions for an aggregate $100 million senior credit facility (the "Credit Facility"). Based upon and subject to the terms and conditions set forth herein, in the Term Sheet and in the fee letter of even date (the "Fee Letter"), Hibernia National Bank (the "Bank") is pleased to advise you of its commitment to act as Agent for the Credit Facility and provide $100 million of the aggregate principal amount of the Credit Facility.

The commitments of the Bank hereunder are based upon the financial and other information regarding the Borrower and its subsidiaries previously provided to the Bank. Accordingly, the commitments hereunder are subject to the condition, among others, that (i) there shall not have occurred after the date of such financial and other information any material adverse change in the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower, the Target, or their subsidiaries taken as a whole, (ii) the Bank continues to be satisfied with the business, assets, liabilities (actual or contingent), operations and condition (financial or otherwise) of the Borrower, the Target and their subsidiaries taken as a whole,
(iii) the information concerning the Borrower, the Target and their subsidiaries shall not differ in any material respect from the information previously provided to the Bank by the Borrower, (iv) the determination of the Bank that, prior to and during the primary syndication of the Credit Facility, there shall be no competing issuance of debt, securities or commercial bank facilities of the Borrower or any of its subsidiaries being offered, placed or arranged except with the written consent of the Bank and (v) the Bank shall have completed, to their satisfaction, all legal due diligence of the Borrower, the Target and their subsidiaries. Further, the commitments of the Bank are subject to there not having occurred any material disruption or adverse change in the financial, banking or capital markets that could, in the reasonable judgement of the Bank, materially impair the syndication of the Facility.

You agree to actively assist the Bank (including after the closing of the Credit Facility) in achieving a syndication of the Credit Facility that is satisfactory to the Bank and you. Such syndication may be accomplished in by a variety of means, including direct contact during the
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syndication between senior management and advisors of the Borrower and its subsidiaries, and the proposed syndicate members. To assist the Bank in the syndication efforts you hereby agree (i) to provide and cause your advisors to provide the Bank and the other syndicate members upon request with all information deemed reasonably necessary by the Bank to complete the syndication, including but not limited to information and evaluations prepared by you and any of your subsidiaries and their advisors, or on their behalf, relating to the transactions contemplated hereby, (ii) to assist the Bank upon its reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Credit Facility and (iii) to otherwise assist the Bank in its syndication efforts, including making officers and advisors of the Borrower and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at a meeting or meetings of Lenders or prospective Lenders.

It is understood and agreed that the Bank, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.

You agree to afford the Bank and its affiliates an opportunity to offer proposals to provide, arrange, underwrite or administer (i) any interest rate caps, currency swaps or other hedging transactions to be entered into by you or any of your subsidiaries or affiliates, (ii) any cash management, funds transfer, trade, corporate trust and securities services to be obtained by you or any of your subsidiaries or affiliates and (iii) any private debt instruments to be issued by you or any of your subsidiaries or affiliates.

By executing this letter agreement, you further agree to indemnify and hold harmless the Bank, each other Lender and each director, officer, employee, attorney an affiliate of the Bank and each other Lender (each such person or entity referred to hereafter in this paragraph as an "Indemnified Person") from any losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) to which any Indemnified Person may become subject, insofar as such losses, claims, costs, damages, expenses or liabilities (or actions, suits, or proceedings, including any inquiry or investigation, with respect thereto) arise out of, in any way relate to, or result from, this letter, the Credit Facility or the other transactions contemplated hereby and thereby and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, cost, damage, expense or inquiry or investigation, with respect thereto; provided, that you shall have no obligation under this indemnity provision for liabilities resulting from gross negligence or willful misconduct of any Indemnified Person. The foregoing provisions of this paragraph shall be in addition to any right that an Indemnified Person shall have at common law or otherwise. No Indemnified Person shall be responsible or liable for consequential damages which may be alleged as a result of this letter.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment of the Bank hereunder.

You acknowledge and agree that the services or the Bank as Arranger will be on an exclusive basis during the term of this letter and that, during such term, no other bank or other financial institution
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will be engaged or otherwise consulted or contacted by you regarding any proposed senior bank facility for the Borrower or its subsidiaries.

Except as required by applicable law, this letter and the contents hereof shall not be disclosed by you to any third party without the prior consent of the Bank, other than to your attorneys, financial advisors and accountants, in each case in connection with your evaluation hereof and to the extent necessary in your reasonable judgement. You acknowledge and agree that the Bank may share with its respective affiliates any information relating to the Credit Facility, the Borrower and its subsidiaries. You further acknowledge and agree to the disclosure by the Bank of information relating to the Credit Facility to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications.

This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet and the Fee Letter of even date herewith, embodies the entire agreement and understanding between the Bank and the Borrower with respect to the specific matters set forth above and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Bank to make any oral or written statements inconsistent with this letter.

THIS LETTER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA.

This letter may not be assigned by the Borrower without the prior written consent of the Bank.

If you are in agreement with the foregoing, please execute the enclosed copy of this letter and the Fee Letter and pay the Acceptance Fee no later than the close of business on April 29, 1998. This letter will become effective upon your delivery to us of executed counterparts of this letter and the Fee Letter and receipt by the Bank of the Acceptance Fee. This Commitment Letter shall terminate if not so accepted by you prior to that time. Following acceptance by you, this Commitment Letter shall expire at 5:00 p.m. on June 29, 1998, unless the Facility is closed by such time.

Very truly yours,


/s/ TROY J. VILLAFARRA                            /s/ JANET OLSON RACK
----------------------------------                ------------------------------
Troy J. Villafarra                                Janet Olson Rack
Senior Vice President                             Senior Vice President

COMMITMENT ACCEPTED AND AGREED TO THIS 28th DAY OF APRIL, 1998;

PICCADILLY CAFETERIAS, INC.

By:     /s/ RONALD A. LABORDE
Name:   Ronald A. LaBorde
Title:  President and Chief Executive Officer
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                          PICCADILLY CAFETERIAS, INC.
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                          SUMMARY TERMS AND CONDITIONS
                                  $100,000,000
                             SENIOR CREDIT FACILITY


BORROWER:           Piccadilly Cafeterias, Inc. and its current and future
                    direct and indirect subsidiaries (the "Borrower").

AGENT:              Hibernia National Bank ("Hibernia" or the "Agent")

CREDIT FACILITY:    $100,000,000 Senior Revolving Credit Facility (the "Credit
                    Facility"). The Credit Facility will include a $10,000,000 sublimit for swing loans (to be provided by the Agent) and a $5,000,000 sublimit for the issuance of letters of credit
                    ("Letters of Credit"). Each Lender shall have a risk participation in each Letter of Credit.

LENDERS: Hibernia and a group of financial institutions reasonably acceptable to Hibernia and the Borrower. The Agent reserves the right to allocate commitments among the Lenders at its sole discretion.

USE OF PROCEEDS:    (i) refinance all existing Senior Debt; (ii) finance the
                    acquisition of Morrison Restaurants, Inc.; (iii) capital expenditures; (iv) working capital; (v) standby L/C's; and
                    (vi) general corporate purposes.

MATURITY:           Three years from the closing date.

SECURITY:           Unsecured with negative pledge on all unencumbered assets
                    of the Borrower.

REPAYMENT:          Interest only payable quarterly in arrears for Base Rate
                    Loans, and at the end of the applicable Interest Period for
                    Eurodollar Rate Loans. If such Interest Period is longer
                    than 3 months, then every three months during such Interest
                    Period for Eurodollar Rate Loans. Principal shall be repaid in full on or prior to Maturity.
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PICCADILLY CAFETERIAS, INC.                                         CONFIDENTIAL
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BORROWING
OPTIONS: Borrowings under the Credit Facility shall be at the New York Prime Rate ("Base Rate Loan") plus the Applicable Margin or the Eurodollar Rate ("Eurodollar Rate Loan") plus the Applicable Margin. Eurodollar Rates will be quoted for 1,2,3 and 6 months ("Interest Period"), except for swing loans, which will be based on Overnight Eurodollar Rates. Base Rate Loans will require one business days advance notice. Eurodollar Rate Loans (except for swing loans) will require three business days advance notice.
               All interest on Base Rate Loans, the Commitment Fee and other fee calculations shall be based on a 365/366-day year and actual days elapsed. All interest on Eurodollar Rate Loans shall be based on a 360-day year and actual days elapsed.

APPLICABLE
MARGIN: The Applicable Margin will be tied to the ratio of consolidated Total Funded Debt to rolling four quarter EBITDA, measured quarterly, as detailed in the attached pricing grid.

DEFAULT RATE:  2.00% above the applicable Base Rate.

COMMITMENT
FEE: A per annum fee on the unused portion of the Credit Facility, as detailed in the attached pricing grid, payable quarterly in arrears.

L/C ISSUING
BANK:          Hibernia

LETTER OF
CREDIT FEE:    Fees for financial L/Cs issued under the Credit Facility shall be equal to the Applicable Eurodollar Applicable Margin for borrowing under the Credit Facility, payable quarterly in arrears. Fees for Performance L/Cs shall be equal to 50% of the Eurodollar Applicable Margin, payable quarterly in arrears. In addition, the borrower will pay the L/C issuing Bank a fronting fee equal to 1/8% per annum on the face amount of each L/C, payable quarterly in arrears, plus all customary issuance and administrative fees of the L/C Issuing Bank.



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PICCADILLY CAFETERIAS, INC.                                         CONFIDENTIAL


VOLUNTARY
COMMITMENT
REDUCTION:     The Borrower, may upon at least five business days notice, terminate or cancel, in whole or in part, the unused portion of the Credit Facility; provided that each partial reduction shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

REPRESENTATIONS
AND
WARRANTIES:    Usual and customary for credit facilities of this size, type and purpose.

FINANCIAL
COVENANTS:     Financial covenants to include: (i) maximum Total Funded Debt to
               EBITDA; (ii) Maximum Total Funded Debt to Capital; (iii) minimum
               Fixed Charge Coverage. Covenant levels to be determined.

OTHER
COVENANTS:     Other affirmative and negative covenants to include without limitation:

               (i) Usual and customary financial reporting requirements, including without limitation unaudited quarterly consolidated financial statements and compliance certificates (in form and substance acceptable to Agent), annual audited financial statements and compliance certificates; all SEC filings; annual budgets, projections, business plan, and other financial information as requested by the Agent from time to time;

               (ii) Maintenance of properties and insurance, payment of taxes, compliance with laws, contracts, licenses and permits; ERISA covenants;

               (iii) Limitation and restriction on: indebtedness, L/Cs; liens; investments and advances; capital expenditures; asset sales; mergers and acquisitions; dividends and distributions and stock repurchases/redemptions; transactions with affiliates;

               (iv) Prohibition on the granting of negative pledges to other creditors on any of the Borrower's assets;



                                  Page 3 of 6             HIBERNIA NATIONAL BANK
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PICCADILLY CAFETERIAS, INC.                                         CONFIDENTIAL
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EVENTS OF
DEFAULT: Usual and customary for transactions of this type including without limitation failure to pay principal, interest or fees on the Credit Facility when due; failure to comply with covenants; inaccurate or false representations and warranties; insolvency; bankruptcy; cross defaults;
                    judgement defaults; change of control; change of management; laws and regulations; and ERISA.

CONDITIONS
PRECEDENT:          Usual and customary conditions precedent for transactions of this type, including without limitation: absence of Default;
                    all necessary consents and approvals to the financing shall have been obtained; all required permits and licenses are in full force and effect; preparation, execution and delivery of definitive documentation satisfactory to the Agent;
                    accuracy of representations and warranties; opinion of Borrower's counsel in form and substance acceptable to Agent; no material adverse change in the business, prospects, and financial affairs of the Borrower; and no material adverse changes in governmental regulation or policy affecting the Lenders involved in this transaction or the Borrower.

MAJORITY
BANKS:              66 2/3%

ASSIGNMENTS AND
PARTICIPATIONS:     Lenders will be permitted to grant participations or
                    assignments of their loans and commitments. Any Lender will be permitted to assign a portion of the Credit Facility to another lending institution in minimum amounts of $5 million, subject to consent of the Borrower and Agent, which consent shall not be unreasonably withheld. The Agent shall receive a processing and recordation fee of $3,500 from each assignee with each assignment.

INDEMNIFICATION:    The Borrower agrees to indemnify and hold the Agent, the
                    Lenders and their respective shareholders, directors, officers, agents, subsidiaries, and affiliates harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, and reasonable costs and expenses incurred, suffered, sustained, or required to be paid by an indemnified party by reason of or resulting from the gross negligence or willful misconduct of the indemnified party.
                    In all such litigation, or the preparation therefor, the



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PICCADILLY CAFETERIAS, INC.                                         CONFIDENTIAL
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                    Agent and the Lenders shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.

EXPENSES:           Legal fees and other out of pocket expenses of the Agent in connection with this transaction will be for the account of the Borrower, whether or not the Credit Facility closes.

COST & YIELD
PROTECTION:         Standard yield protection and indemnification, including
                    capital adequacy requirements, will be incorporated to satisfactorily compensate the Lenders in the event that any existing or future law, requirement, guideline, or request of relevant authorities shall increase costs, reduce payments or earnings, or increase capital requirements.

LAW:                State of Louisiana

LENDER COUNSEL:




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                                  Page 5 of 6             HIBERNIA NATIONAL BANK
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PICCADILLY CAFETERIAS, INC.                                         CONFIDENTIAL
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                                  PRICING GRID

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                                     EURODOLLAR       BASE RATE       APPLICABLE
  TOTAL FUNDED                       APPLICABLE       APPLICABLE      COMMITMENT
  DEBT/EBITDA                         MARGIN           MARGIN            FEE
---------------------------------------------------------------------------------
< 0.75x                            75.0 bps         0.0 bps         25.0 bps
>= 0.75x < 1.00x                  100.0 bps         0.0 bps         25.0 bps
>= 1.00x < 1.50x                  125.0 bps         0.0 bps         37.5 bps
>= 1.50x < 2.00x                  150.0 bps         0.0 bps         37.5 bps
>= 2.00x                          175.0 bps         0.0 bps         37.5 bps
---------------------------------------------------------------------------------







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